Exhibit 5

February 28, 2007

Hornbeck Offshore Service, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Re: Hornbeck Offshore Services, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling securityholders from time to time of up to $250,000,000 aggregate principal amount of the Company’s 1.625% Convertible Senior Notes due 2026 (the "Notes”) and shares of common stock issuable upon conversion of the Notes, par value $0.01 per share (the “Common Stock”). The Notes were issued under an Indenture (the “Indenture”) dated as of November 13, 2006 among the Company, the subsidiary guarantors named therein (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Indenture; (iii) the Notes; and (iv) such other documents as we considered appropriate for purposes of the opinion hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Notes were issued and sold in compliance with applicable federal and state securities laws.

For the purposes of expressing the opinion hereinafter set forth, we have assumed (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that

600 TOWN CENTER ONE 1450 LAKE ROBBINS DRIVE THE WOODLANDS, TEXAS 77380	PH 281.681.5900 FAX 281.681.5901 WINSTEAD.COM	Winstead PC Attorneys and Counselors A Professional Corporation	Austin, Dallas, Fort Worth, Houston, Mexico City, San Antonio, The Woodlands, Washington, DC

Hornbeck Offshore Services, Inc.

February 28, 2007

(i) the Notes are valid, legal and binding obligations of the Company, subject to (1) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors generally and (2) general principles of equity, regardless of whether applied in a proceeding in equity or at law;

(ii) the guarantees of the Subsidiary Guarantors are valid, legal and binding obligations of such Subsidiary Guarantors, respectively, subject to (1) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors generally and (2) general principles of equity, regardless of whether applied in a proceeding in equity or at law; and

(iii) when certificates (in the form of the specimen certificates examined by us) representing the shares of Common Stock initially reserved for issuance upon conversion of the Notes have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, and have been delivered against surrender of the converted Notes in accordance with the Indenture, the Common Stock so issued will be legally issued, fully paid and nonassessable.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

Our opinions herein are limited in all respects to the laws of the State of New York and the General Corporation Law of the State of Delaware, which include those statutory provisions as well as all applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Winstead PC

Winstead PC